UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 22, 2005 - November 17, 2005
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue,
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Item 1.01	Entry into a Material Definitive Agreement

On August 11, 2005, Kerr-McGee Corporation (the "Company") filed a Current Report on Form 8-K (the "August 8-K") regarding the entry by certain of its wholly-owned subsidiaries into various sale and purchase agreements (the “Sale Agreements”) pursuant to which the Company agreed to dispose of its North Sea oil and gas business.

One of the Sale Agreements was the Sale and Purchase Agreement between the Company, KM Denmark Overseas ApS (“KM Denmark”), Alnery No. 2524 Limited, and A.P. Moller-Maersk A/S (“Maersk”), pursuant to which the Company agreed to dispose of all of its remaining North Sea assets through the sale of 100% of the stock of Kerr-McGee (G.B.) Limited and Kerr-McGee Norway AS to Maersk for $2.95 billion (the “Maersk Sale Agreement”).

On November 9, 2005, the Company, KM Denmark, Maersk Energy UK Ltd (formerly Alnery No. 2524 Limited) and Maersk entered into a Deed of Agreement. Pursuant to the Deed of Agreement, the parties agreed:

    °  to unwind dividends that had been paid by certain of the Company’s subsidiaries that are being sold pursuant to the Maersk Sale Agreement;

    °  that KM Denmark would pay to such subsidiaries an amount equal to interest that would have accrued on the amount of the unwound dividends; and

    °  that the Maersk Sale Agreement would be restated as described below.

On November 17, 2005, the Maersk Sale Agreement was restated (the “Restated Agreement”), with the Restated Agreement being effective as of August 7, 2005. The Restated Agreement increased the base consideration payable under the Maersk Sale Agreement by the same amount as the dividends unwound and the interest payment made pursuant to the Deed of Agreement described above (net of taxes applicable to the interest payment) so that the net effect of the Deed of Agreement and the Restated Agreement was to accomplish the sale of Company’s North Sea operations on the same financial terms as previously announced. The transaction contemplated by the Restated Agreement closed on November 17, 2005.

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 30, 2005, the Company had completed the sale of its interests in four nonoperated fields in the North Sea and related exploratory acreage and facilities for an aggregate cash purchase price of $566 million to three purchasers: Centrica plc ($487 million), Talisman North Sea Limited ($78 million) and Amerada Hess ($0.5 million).

As described under Item 1.01 above, on November 17, 2005, the Company completed the disposition of its North Sea oil and gas business by closing the sale of 100% of the stock of Kerr-McGee (G.B.) Limited and Kerr-McGee Norway AS to Maersk for a purchase price of (i) $2.95 billion in cash (plus interest from the July 1 effective date of the sale), representing the base consideration under the Restated Agreement, plus (ii) the amount of the dividends unwound and an amount equal to the interest payment made pursuant to the Deed of Agreement described above (net of taxes applicable to the interest payment), which, together with the unwinding of the dividends and the interest payment, had the net effect of accomplishing the sale of Kerr-McGee (G.B.) Limited and Kerr-McGee Norway AS to Maersk for $2.95 billion (the terms previously announced in the August 8-K).

The company used the estimated net cash proceeds from these transactions for debt reduction.

Item 9.01	Financial Statements and Exhibits

(b) Pro forma financial information

The following pro forma financial statements giving effect to the disposition of the company’s North Sea oil and gas business are filed as Exhibit 99.1 and incorporated herein by reference:

°  Unaudited condensed consolidated balance sheet as of September 30, 2005

°  Unaudited condensed consolidated statements of operations for the years ended December 31, 2004, 2003 and 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: November 22, 2005